Destination XL Group, Inc. Reports Third Quarter Financial Results

Launches new ’Time to XL’ Holiday marketing campaign

Revises Fiscal 2017 guidance

CANTON, Mass., November 17, 2017 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the third quarter of fiscal 2017.

Fiscal 2017 Third Quarter Highlights

•	Total sales increased 1.8% to $103.7 million compared to $101.9 million in the prior-year quarter.
•	Comparable sales decreased 0.1%.
•	Net loss of $5.7 million vs. net loss of $4.5 million in the prior year quarter.
•	EBITDA of $2.8 million compared to $3.9 million in the prior year quarter.

Management Comments

“Our third quarter results reflect the difficult retail apparel environment that has persisted for most of 2017,” said President and CEO David Levin.  “Unseasonably warm weather, disruption from Hurricanes Irma and Harvey, and no incremental marketing support all contributed to a 5% decline in store traffic. However, improvements in conversion and average transaction value allowed us to deliver essentially a flat comp for the quarter.  On a positive note, store traffic has picked up considerably in the last two weeks of October and the first two weeks in November.”

Levin further commented, “Despite the soft results for the third quarter, we are optimistic regarding the fourth quarter.  Earlier this month we launched our new advertising campaign, which we call Time to XL.  I am confident that this campaign signals a new chapter for the DXL brand.  It is time to change the conversation around men’s XL apparel and celebrate the style of our customer base.  It is time for us to embrace our position as the industry champion for the XL community.”

“The new campaign will be delivered through social, digital, radio and television, and features brand ambassadors including 10-time MLB All-Star David Ortiz, producer and artist DJ Khaled, singer and songwriter Sundance, NHL Stanley Cup winner Hal Gill and fashion blogger Kelvin Davis – five celebrities with larger than life personalities, each with his own sense of #XLstyle.  Please join us at investor.destinationxl.com to experience the new campaign.”

Fiscal 2017 Third Quarter Results

Sales

Total sales for the third quarter increased 1.8% to $103.7 million from $101.9 million in the prior year’s third quarter.  Comparable sales for the third quarter decreased 0.1%.

Gross Margin

Gross margin, inclusive of occupancy costs, was 43.2%, compared with gross margin of 44.4% for the prior year’s third quarter. The decrease in gross margin was due to a decrease of 120 basis points in merchandise margin from the third quarter of last year, primarily due to more aggressive markdowns related to our inventory productivity initiatives. We expect markdowns to return to a more normalized level in the fourth quarter with a merchandise margin consistent with the prior year.  Occupancy costs as a percentage of total sales were flat to the prior year.

Selling, General & Administrative

SG&A expenses for the third quarter were 40.5% of sales, compared with 40.6% in the prior year’s third quarter. On a dollar basis, SG&A expense increased $0.6 million from the prior year quarter, partly due to increases in store payroll and other supporting costs associated with a greater DXL store base and e-commerce initiatives.

Net Loss

Net loss for the third quarter was $(5.7) million, or $(0.12) per diluted share, compared with a net loss of $(4.5) million, or $(0.09) per diluted share, for the prior year’s third quarter. On a non-GAAP basis, assuming a normalized tax rate of 40%, adjusted net loss for the third quarter was $(0.07) per diluted share compared with a net loss of $(0.05) per diluted share for the prior year’s third quarter.

EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, for the third quarter were $2.8 million, compared with $3.9 million for the third quarter of fiscal 2016.

Cash Flow

Cash Flow provided by operations for the first nine months of fiscal 2017 was $5.2 million, compared with cash flow of $8.1 million for the first nine months of fiscal 2016, primarily due to a decline in EBITDA to $12.1 million from $20.8 million in the first nine months of fiscal 2016. Capital expenditures for the first nine months of fiscal 2017 were $18.4 million and consisted of $12.6 million for new DXL stores and $5.8 million for infrastructure projects. Capital expenditures for the first nine months of fiscal 2016 were $21.8 million and consisted of $16.0 million for new DXL stores and $5.8 million for infrastructure projects.

	For the nine months ended
(in millions)	October 28, 2017	October 29, 2016
Cash flow from operating activities (GAAP basis)	$5.2	$8.1
Capital expenditures, infrastructure projects	(5.8)	(5.8)
Free Cash Flow, before DXL capital expenditures	$(0.6)	$2.3
Capital expenditures for DXL stores	(12.6)	(16.0)
Free Cash Flow (non-GAAP basis)	$(13.2)	$(13.7)

The Company believes it is important to distinguish between capital expenditures for DXL stores, which is a discretionary investment, and capital expenditures for infrastructure projects. Capital expenditures on all new DXL stores are subject to demanding ROIC (“Return on Invested Capital”) hurdles. Management believes free cash flow before DXL capital expenditures is an important metric, because it is a discretionary allocation of capital, and demonstrates DXL’s available liquidity to fund DXL store growth.

Non-GAAP Measures

EBITDA, adjusted net loss and adjusted net loss per share, free cash flow and free cash flow before DXL capital expenditures are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At October 28, 2017, the Company had cash and cash equivalents of $5.8 million as compared to $5.6 million October 29, 2016. Total debt at October 28, 2017 was $81.4 million as compared to $83.3 million at October 29, 2016. Total debt at October 28, 2017, net of unamortized debt issuance costs, consisted of $68.2 million outstanding under the Company’s credit facility, , and approximately $13.2 million outstanding under its term loan and equipment financing notes. Excess availability under its credit facility was $38.2 million at October 28, 2017.

Inventory was $119.9 million at October 28, 2017 and $128.2 million at October 29, 2016.   On a comparative basis with the third quarter of fiscal 2016, inventory levels have decreased $8.3 million, or 6.5%, as part of its continuing inventory initiatives to improve the timing of receipts and weeks of supply on hand.  Management expects inventory levels to decrease $12.0 million to $15.0 million by the end of fiscal 2017 as compared to the prior year.

Under the Company’s stock repurchase plan, year-to-date, the Company has used free cash flow to repurchase approximately 1.9 million shares at a total cost of approximately $4.7 million.  Approximately $7.3 million remains authorized for purchases under the stock repurchase plan, which the Company will continue to manage in the context of its available free cash flow and debt ratios. The Company did not repurchase any shares during the third quarter.

Retail Store Information

During the first nine months of fiscal 2017, the Company opened a total of 19 DXL retail stores, with 2 DXL retail stores opened in Ontario, Canada, and 1 DXL outlet store:

	Year End 2015		Year End 2016		At October 28. 2017		Year End 2017E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	166	1,369	192	1,542	211	1,659	212	1,664
DXL outlets	9	45	13	66	14	72	14	72
CMXL retail	125	443	97	340	81	280	78	268
CMXL outlets	40	126	36	113	33	103	33	103
Rochester Clothing	5	51	5	51	5	51	5	51
Total	345	2,034	343	2,112	344	2,165	342	2,158

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party websites. As the Company continues to invest in its digital capabilities, management believes it is important to monitor the total percentage of revenue that is facilitated by the Company’s e-commerce systems, regardless of which channel originates or fulfills the transaction.  E-commerce sales are defined as sales that originate online, including those initiated online at the store level.  On a trailing twelve-month basis, e-commerce sales, as a percentage of net sales, were 20.8% at the end of the third quarter of fiscal 2017 as compared to19.5% at the end of the prior year’s third quarter.

Revised Fiscal 2017 Outlook

As a result of the sales shortfall in the third quarter of fiscal 2017, the Company has revised guidance for fiscal 2017 as follows:

•

Total sales are expected to range from $466.0 million to $470.0 million, with comparable sales being flat to an increase of 2.0% (a decrease from previous guidance of total sales of $470.0 to $480.0 million and a comparable sales increase of 1.0% to 4.0%).

•	Gross margin rate of approximately 45.0% to 45.5%, a decrease of 50 basis points to flat from fiscal 2016 (a decrease from previous guidance of 45.5% to 46.0%).
•

SG&A expenses as a percent of sales are expected to increase 280 to 310 basis points from fiscal 2016 (an increase from previous guidance of 230 to 290 basis points due to the decrease in sales guidance).

•

Net loss, on a GAAP basis, of $(17.0) to $(21.0) million, or $(0.35) to $(0.42) per diluted share, (a decrease from previous guidance of $(11.7) to $(16.7) million, or $(0.24) to $(0.34) per diluted share).

•	EBITDA of $16.0 to $20.0 million (a decrease from previous guidance of $20.0 to $25.0 million). *
•	Adjusted net loss, on a non-GAAP basis, of $(0.21) to $(0.25) per diluted share (a decrease from previous guidance of $(0.14) to $(0.21) per diluted share), assuming a normal tax rate of 40%. *
•

Capital expenditures of approximately $22.0 million, $8.3 million of which will be for infrastructure projects and $13.7 million of which will be for new DXL stores (before tenant allowances of approximately $5.0 million) (unchanged).

•

Cash flow from operating activities of $31.0 to $35.0 million, resulting in free cash flow after capital expenditures for new DXL stores of $9.0 to $13.0 million (a decrease from previous guidance of cash flow from operating activities of $35.0 to $40.0 million and free cash flow after capital expenditures for new DXL stores of $13.0 to $18.0 million).*

* Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Conference Call

The Company will hold a conference call to review its financial results on Friday, November 17, 2017 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: 888-778-9069. Please reference conference ID: 6324451. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including EBITDA, adjusted net loss, adjusted net loss per diluted share, free cash flow and free cash flow before DXL capital expenditures. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) is useful to investors in evaluating its performance. With the significant capital investment associated with the DXL transformation and, therefore, increasing levels of depreciation and interest, management uses EBITDA as a key metric to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net loss is not reflective of earnings assuming a “normal” tax position. Adjusted net loss provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 40%.

Free cash flow and free cash flow before DXL capital expenditures are metrics that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while also contributing to the funding of the DXL store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures, and excludes the mandatory and discretionary repayment of debt. Free cash flow before DXL capital expenditures is calculated as free cash flow with DXL capital expenditures added back.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and in London, England and Ontario, Canada. The retailer operates under five brands: DXL, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates an e-commerce site at www.destinationxl.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to cash flows, expenses, gross profit margins, store counts, capital expenditures, debt levels, sales, EBITDA, and earnings for fiscal 2017, fourth quarter fiscal 2017 results and the impact of the Company’s new advertising campaign. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 20, 2017, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including the

Company’s ability to execute its corporate strategy, grow its market share, maintain and build our brand awareness, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the nine months ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Sales	$103,700	$101,871	$332,454	$327,637
Cost of goods sold including occupancy	58,887	56,633	183,136	177,790
Gross profit	44,813	45,238	149,318	149,847

Expenses:
Selling, general and administrative	41,968	41,383	137,204	129,051
Depreciation and amortization	7,680	7,494	25,055	22,363
Total expenses	49,648	48,877	162,259	151,414

Operating loss	(4,835)	(3,639)	(12,941)	(1,567)

Interest expense, net	(871)	(779)	(2,497)	(2,346)

Loss before provision for income taxes	(5,706)	(4,418)	(15,438)	(3,913)
Provision for income taxes	—	34	64	126

Net loss	$(5,706)	$(4,452)	$(15,502)	$(4,039)

Net loss per share - basic and diluted	$(0.12)	$(0.09)	$(0.32)	$(0.08)

Weighted-average number of common shares outstanding:
Basic	48,607	49,552	48,966	49,532
Diluted	48,607	49,552	48,966	49,532

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
October 28, 2017, January 28, 2017 and October 29, 2016
(In thousands)
Unaudited

	October 28,	January 28,	October 29,
	2017	2017	2016
ASSETS

Cash and cash equivalents	$5,791	$5,572	$6,344
Inventories	119,878	117,446	128,181
Other current assets	15,979	15,931	17,322
Property and equipment, net	116,126	124,347	125,480
Intangible assets	1,923	2,228	2,333
Other assets	3,955	3,804	3,933
Total assets	$263,652	$269,328	$283,593

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$32,750	$31,258	$29,712
Accrued expenses and other liabilities	65,648	73,263	70,860
Long-term debt	13,188	19,002	20,913
Borrowings under credit facility	68,198	44,097	62,358
Deferred gain on sale-leaseback	12,089	13,188	13,555
Stockholders' equity	71,779	88,520	86,195
Total liabilities and stockholders' equity	$263,652	$269,328	$283,593

Certain amounts in the following tables may not foot due to rounding.

GAAP TO NON-GAAP RECONCILIATION OF NET LOSS

	For the three months ended				For the nine months ended
	October 28, 2017		October 29, 2016		October 28, 2017		October 29, 2016
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss (GAAP basis)	$(5,706)	$(0.12)	$(4,452)	$(0.09)	$(15,502)	$(0.32)	$(4,039)	$(0.08)

Add back: Actual income tax provision	—		34		64		126
Income tax (provision) benefit, assuming a normal tax rate of 40%	2,282		1,767		6,175		1,565
Adjusted net loss (non-GAAP basis)	$(3,424)	$(0.07)	$(2,651)	$(0.05)	$(9,263)	$(0.19)	$(2,348)	$(0.05)

Weighted average number of common shares outstanding on a diluted basis		48,607		49,552		48,966		49,532

GAAP TO NON-GAAP RECONCILIATION OF EBITDA

	For the three months ended		For the nine months ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
(in millions)
Net loss (GAAP basis)	$(5.7)	$(4.5)	$(15.5)	$(4.0)
Add back:
Provision for income taxes	-	0.0	0.1	0.1
Interest expense	0.9	0.8	2.5	2.3
Depreciation and amortization	7.7	7.5	25.1	22.4
EBITDA (non-GAAP basis)	$2.8	$3.9	$12.1	$20.8

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

	For the nine months ended
(in millions)	October 28, 2017	October 29, 2016
Cash flow from operating activities (GAAP basis)	$5.2	$8.1
Capital expenditures, infrastructure projects	(5.8)	(5.8)
Free Cash Flow, before DXL capital expenditures	$(0.6)	$2.3
Capital expenditures for DXL stores	(12.6)	(16.0)
Free Cash Flow (non-GAAP basis)	$(13.2)	$(13.7)

2017 FORECAST GAAP TO NON-GAAP RECONCILIATIONS

	Projected
	Fiscal 2017
(in millions, except per share data)		per diluted share
Net loss (GAAP basis)	$(17.0)-$(21.0)
Add back:
Provision for income taxes	0.1
Interest expense	3.3
Depreciation and amortization	33.6
EBITDA (non-GAAP basis)	$16.0-$20.0

Net loss (GAAP basis)	$(17.0)-$(21.0)	$(0.35)-$(0.42)
Income tax benefit, assuming 40% rate	$6.8-$8.4	$0.14-$0.17
Adjusted net loss (non-GAAP basis)	$(10.2)-$(12.6)	$(0.21)-$(0.25)
Weighted average common shares outstanding - diluted	48.5

Cash flow from operating activities (GAAP basis)	$31.0-$35.0
Capital expenditures, infrastructure projects	(8.3)
Free Cash Flow, before DXL capital expenditures (non-GAAP basis)	$22.7-$26.7
Capital expenditures for DXL stores	(13.7)
Free Cash Flow (non-GAAP basis)	$9.0-$13.0